TO
THE TRANSFER AGENCY SERVICES AGREEMENT
BETWEEN
EXCHANGE TRADED CONCEPTS TRUST
and
BROWN BROTHERS HARRIMAN & CO.
Dated as of 06/21/13

The following is a list of Funds/Portfolios for which BBH shall serve under a Transfer Agency Services Agreement dated as of 9/28/2009 "the Agreement":

YieldShares High Income ETF

Forensic Accounting ETF

VelocityShares Equal Risk Weighted Large Cap ETF

IN WITNESS WHEREOF, each of the parties hereto has caused this to be executed in its name and on behalf of each such Fund/Portfolio.

EXCHANGE TRADED CONCEPTS TRUST BY:

/s/ J. Garrett Stevens
NAME: J. Garrett Stevens
TITLE: CEO

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